UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2017

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	0-18225	77-0059951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2017, Cisco Systems, Inc. (“Cisco”) appointed Brenton L. Saunders, Chairman, Chief Executive Officer and President of Allergan plc, to its Board of Directors (the “Board”). It has not yet been determined on which Board committees, if any, Mr. Saunders will serve.

In connection with his service as a director, Mr. Saunders will receive Cisco’s standard non-employee director cash and equity compensation. Mr. Saunders will receive a pro rata portion of the $75,000 annual retainer for his service through the remaining portion of the year ending at Cisco’s 2017 annual meeting of shareholders. If appointed to serve on any committees of the Board, he also would receive fees of $2,000 per committee meeting attended. Upon his appointment, pursuant to the Board’s equity grant policy for non-employee directors, Mr. Saunders automatically received a fully vested initial non-employee director equity award under the 2005 Stock Incentive Plan covering 4,728 shares with a grant date fair value equal to a pro rata portion of $215,000 based on the portion of the year of his board service. Non-employee directors may elect to defer receipt of the equity award such that the award would be settled in shares after the non-employee director leaves the Board.

In connection with his appointment, Mr. Saunders entered into Cisco’s standard form of director Indemnification Agreement with Cisco. Pursuant to this agreement, subject to the exceptions and limitations provided therein, Cisco has agreed to hold harmless and indemnify Mr. Saunders to the fullest extent authorized by Cisco’s articles of incorporation and California law, and against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding arising out of his services as director. The foregoing description is qualified in its entirety by the full text of the form of Indemnification Agreement, which was filed as Exhibit 10.8 to Cisco’s Form 10-K filed on September 20, 2004 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: March 13, 2017	By:	/s/ Evan Sloves
	Name:	Evan Sloves
	Title:	Secretary